Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Amended Pricing Term Sheet

Dated September 3, 2024

Bank of Montreal

US$2,500,000,000

Senior Medium-Term Notes, Series H

consisting of

US$1,100,000,000 4.567% Fixed/Floating Rate Senior Notes due 2027

US$800,000,000 4.640% Fixed/Floating Rate Senior Notes due 2030

US$600,000,000 Floating Rate Notes due 2027

Part A: US$1,100,000,000 4.567% Fixed/Floating Rate Senior Notes due 2027

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	4.567% Fixed/Floating Rate Senior Notes due 2027 (the “2027 Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$1,100,000,000

Maturity Date:	September 10, 2027

Price to Public:	100.000%, plus accrued interest, if any, from September 10, 2024

Underwriting Commission:	0.150% per 2027 Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,098,350,000

Interest Rate:

From, and including, September 10, 2024 to, but excluding, September 10, 2026 (the “2027 Fixed Rate Period”), the 2027 Fixed/Floating Rate Notes will bear interest at a fixed rate of 4.567% per year.

From, and including, September 10, 2026 to, but excluding, September 10, 2027 (the “2027 Floating Rate Period”), the 2027 Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of 2027 Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	88 basis points

Interest Payment Dates:

During the 2027 Fixed Rate Period, March 10 and September 10 of each year, beginning on March 10, 2025 (each, a “2027 Fixed Rate Interest Payment Date”).

During the 2027 Floating Rate Period, December 10, 2026, March 10, 2027, June 10, 2027 and the maturity date (each, a “2027 Floating Rate Interest Payment Date”).

Regular Record Dates:

During the 2027 Fixed Rate Period, February 23 and August 26 preceding each 2027 Fixed Rate Interest Payment Date, whether or not a business day.

During the 2027 Floating Rate Period, close of business on the day immediately preceding each 2027 Floating Rate Interest Payment Date, whether or not a business day (or, if the 2027 Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that 2027 Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 3.750% due August 31, 2026

Benchmark Treasury Yield:	3.867%

Spread to Benchmark Treasury:	T + 70 basis points

Re-offer Yield:	4.567%

Interest Period:	With respect to the 2027 Floating Rate Period, the period commencing on any 2027 Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on September 10, 2026) to, but excluding, the next succeeding 2027 Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the 2027 Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each 2027 Floating Rate Interest Payment Date (or, in the case of the final interest period of the 2027 Fixed/Floating Rate Notes, the stated maturity date of the 2027 Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the 2027 Fixed/Floating Rate Notes, the redemption date for such 2027 Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	Actual/360

Day Count Convention:

If any 2027 Fixed Rate Interest Payment Date or any redemption date, falls on a day that is not a business day for the 2027 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any 2027 Floating Rate Interest Payment Date falls on a day that is not a business day for the 2027 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such 2027 Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the 2027 Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	September 3, 2024

Settlement Date:	September 10, 2024; T+5

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the 2027 Fixed/Floating Rate Notes in three situations:

First, prior to September 10, 2026 (one year prior to the maturity date) (the “2027 Notes Par Call Date”), the Bank (or its successor) may redeem the 2027 Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Fixed/Floating Rate Notes matured on the 2027 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2027 Fixed/Floating Rate Notes in the pricing supplement to which this offering of 2027 Fixed/Floating Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2027 Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the 2027 Notes Par Call Date, the Bank (or its successor) may redeem the 2027 Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2027 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after August 11, 2027 (30 days prior to the maturity date), the Bank (or its successor) may redeem the 2027 Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2027 Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2027 Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368L 8K5

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Santander US Capital Markets LLC

Co-Managers:	Desjardins Securities Inc. Standard Chartered Bank WauBank Securities LLC Academy Securities, Inc. R. Seelaus & Co., LLC

Part B: US$800,000,000 4.640% Fixed/Floating Rate Senior Notes due 2030

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	4.640% Fixed/Floating Rate Senior Notes due 2030 (the “2030 Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$800,000,000

Maturity Date:	September 10, 2030

Price to Public:	100.000%, plus accrued interest, if any, from September 10, 2024

Underwriting Commission:	0.350% per 2030 Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$797,200,000

Interest Rate:

From, and including, September 10, 2024 to, but excluding, September 10, 2029 (the “2030 Fixed Rate Period”), the 2030 Fixed/Floating Rate Notes will bear interest at a fixed rate of 4.640% per year.

From, and including, September 10, 2029 to, but excluding, September 10, 2030 (the “2030 Floating Rate Period”), the 2030 Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of 2030 Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	125 basis points

Interest Payment Dates:

During the 2030 Fixed Rate Period, March 10 and September 10 of each year, beginning on March 10, 2025 (each, a “2030 Fixed Rate Interest Payment Date”).

During the 2030 Floating Rate Period, December 10, 2029, March 10, 2030, June 10, 2030 and the maturity date (each, a “2030 Floating Rate Interest Payment Date”).

Regular Record Dates:

During the 2030 Fixed Rate Period, February 23 and August 26 preceding each 2030 Fixed Rate Interest Payment Date, whether or not a business day.

During the 2030 Floating Rate Period, close of business on the day immediately preceding each 2030 Floating Rate Interest Payment Date, whether or not a business day (or, if the 2030 Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that 2030 Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 3.625% due August 31, 2029

Benchmark Treasury Yield:	3.640%

Spread to Benchmark Treasury:	T + 100 basis points

Re-offer Yield:	4.640%

Interest Period:	With respect to the 2030 Floating Rate Period, the period commencing on any 2030 Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on September 10, 2029) to, but excluding, the next succeeding 2030 Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the 2030 Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each 2030 Floating Rate Interest Payment Date (or, in the case of the final interest period of the 2030 Fixed/Floating Rate Notes, the stated maturity date of the 2030 Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the 2030 Fixed/Floating Rate Notes, the redemption date for such 2030 Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	Actual/360

Day Count Convention:

If any 2030 Fixed Rate Interest Payment Date or any redemption date, falls on a day that is not a business day for the 2030 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any 2030 Floating Rate Interest Payment Date falls on a day that is not a business day for the 2030 Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such 2030 Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the 2030 Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	September 3, 2024

Settlement Date:	September 10, 2024; T+5

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the 2030 Fixed/Floating Rate Notes in three situations:

First, prior to September 10, 2029 (one year prior to the maturity date) (the “2030 Notes Par Call Date”), the Bank (or its successor) may redeem the 2030 Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Fixed/Floating Rate Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2030 Fixed/Floating Rate Notes in the pricing supplement to which this offering of 2030 Fixed/Floating Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2030 Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the 2030 Notes Par Call Date, the Bank (or its successor) may redeem the 2030 Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2030 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after August 11, 2030 (30 days prior to the maturity date), the Bank (or its successor) may redeem the 2030 Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The 2030 Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2030 Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368L 8L3

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Santander US Capital Markets LLC

Co-Managers:	Desjardins Securities Inc. Standard Chartered Bank WauBank Securities LLC Academy Securities, Inc. R. Seelaus & Co., LLC

Part C: US$600,000,000 Floating Rate Notes due 2027

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	Floating Rate Notes due 2027 (the “Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$600,000,000

Maturity Date:	September 10, 2027 (the “Maturity Date”)

Price to Public:	100.000%, plus accrued interest, if any, from September 10, 2024

Underwriting Commission:	0.150% per Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$599,100,000

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	88 basis points

Interest Payment Dates:	March 10, June 10, September 10 and December 10 of each year, beginning on December 10, 2024 (each, a “Floating Rate Interest Payment Date”).

Regular Record Dates:	Close of business on the day immediately preceding each Floating Rate Interest Payment Date, whether or not a business day (or, if the Floating Rate Notes are held in definitive form, the 15th calendar day preceding that Floating Rate Interest Payment Date, whether or not a business day).

Interest Period:	The period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on September 10, 2024) to, but excluding, the next succeeding Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date (or, in the case of the final interest period of the Floating Rate Notes, the stated maturity date of the Floating Rate Notes or, if the Bank elects to redeem in whole or in part the Floating Rate Notes, the redemption date for such Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	Actual/360

Day Count Convention:	If any Floating Rate Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	September 3, 2024

Settlement Date:	September 10, 2024; T+5

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the Floating Rate Notes in two situations:

First, on September 10, 2026 (one year prior to the maturity date), the Bank (or its successor) may redeem the Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Second, on or after August 11, 2027 (30 days prior to the maturity date), the Bank (or its successor) may redeem the Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368L 8M1

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Santander US Capital Markets LLC

Co-Managers:	Desjardins Securities Inc. Standard Chartered Bank WauBank Securities LLC Academy Securities, Inc. R. Seelaus & Co., LLC

The 2027 Fixed/Floating Rate Notes, the 2030 Fixed/Floating Rate Notes and the Floating Rate Notes (together, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-264388) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Barclays Capital Inc. toll-free at 1-888-603-5847, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, or Santander US Capital Markets LLC toll-free at 1-855-403-3636.